                                                         Exhibit 5

    JPMorgan Private Bank

                                    GUARANTY

         GUARANTY dated as of January 30, 2002 made by the undersigned (individually, or if more than one, collectively, the "Guarantor") in favor of JPMorgan Chase Bank, and/or any of its subsidiaries or affiliates (individually or collectively, as the context may require, the "Bank").

         PRELIMINARY STATEMENTS: The Bank has entered, or may from time to time enter, into agreements or arrangements with James E. Ksansnak Irrevocable Deed of Trust Dated December 20, 2000 (the "Borrower") providing for credit extensions or financial accommodation to the Borrower of any kind whatsoever including, without limitation, the making of loans, advances or overdrafts, whether or not secured, discount or purchase of notes, securities or other instruments or property, creation of acceptances, issuance or confirmation of letters of credit, guaranties or indemnities, entering into foreign exchange or precious metals contracts or interest rate or currency swap or protection agreements or any other kind of lease, contract or agreement under which the Borrower may be indebted to the Bank in any manner (all of the foregoing agreements or arrangements being the "Facilities" and any writing evidencing, supporting or securing a Facility, including but not limited to this Guaranty, and including as may subsequently be amended or modified, being a Facility Document").

         THEREFORE, In order to induce the Bank to extend credit or give financial accommodation under the Facilities, the Guarantor agrees (and if more than one, jointly and severally agrees) as follows:

         Guaranty of Payments. For value received and in consideration of the Facilities extended by the Bank the Guarantor unconditionally and irrevocably guarantees to the Bank that the Borrower will promptly (a) perform and observe every agreement and condition contained in any facility Document to be performed or observed by the Borrower and (b) pay all sums now owing or which may in the future be owing by the Borrower under the Facilities, when the same are due and payable, whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, fees, expenses, indemnification or otherwise (the "Liabilities"). The Liabilities include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Facility Documents.

         This Guaranty is a guaranty of payment and performance and not of collection only, The Bank shall not be required to exhaust any right or remedy or take any action against the Borrower or any other person or entity or any collateral. The Guarantor agrees that, as between the Guarantor and the Bank, the Liabilities may be declared to be due and payable for the purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Liabilities shall immediately become due and payable by the Guarantor for the purposes of this Guaranty.

         Guaranty Absolute. The Guarantor guarantees that the Liabilities shall be performed and paid strictly in accordance with the terms of the Facilities. The liability of the Guarantor under this Guaranty is absolute and unconditional irrespective of: (a) any change in the amount, time, manner or place of payment of, or in any other term of, all or any of the Facility Documents or Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Facility Document or Liability; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or nonperfection of any collateral, for all or any of the Facility Documents or Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Facility Document or liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Facility Document or Liability; and (e) any other defense, setoff or counterclaim whatsoever with respect to the Facility Documents or the transactions contemplated thereby which might constitute a defense available to, or discharge of, the Borrower or a guarantor.

         Guaranty Irrevocable. This Guaranty is a continuing guaranty of all Liabilities now or hereafter existing under the Facilities and shall remain in full force and effect until payment in full of all liabilities and other amounts payable under this Guaranty and until the Facilities are no longer in effect or, if earlier, when the Guarantor has given the Bank written notice that this Guaranty has been revoked; provided that any notice under this Section shall not release the

Guarantor from any liability, absolute or contingent, existing prior to such notice. Such notice shall be effective only after the Bank's actual receipt of the notice at its address set forth below, and the Bank shall have had a reasonable time to act upon such notice at each of its offices or departments responsible for the Facilities.

         Reinstatement. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Liabilities is rescinded or must otherwise be returned by the Bank on the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though the payment had not been made.

         Subrogation: The Guarantor shall not exercise any rights against the Borrower which it may acquire by way of subrogation, by any payment made under this Guaranty or otherwise, until all the Liabilities have been paid in full and the Facilities are no longer in effect. If any amount is paid to the Guarantor on account of subrogation rights under this Guaranty at any time when all the Liabilities have not been paid in full, the amount shall be held in trust for the benefit of the Bank and shall be promptly paid to the Bank to be credited and applied to the Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Facilities. If the Guarantor makes payment to the Bank of all or any part of the Liabilities and all the Liabilities are paid in full and the Facilities are no longer in effect, the Bank shall, at the Guarantor's request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Liabilities resulting from the payment.

         Subordination. Without limiting the Bank's rights under any other agreement, any liabilities owed by the Borrower to the Guarantor in connection with any extension of credit or financial accommodation by the Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Liabilities, and such liabilities of the Borrower to the Guarantor, if the Bank so requests, shall be collected, enforced and received by the Guarantor as trustee for the Bank and shall be paid over to the Bank on account of the liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

         Representation and Warranties. The Guarantor represents and warrants that:

         (a) this Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as the enforcement hereof and thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and subject to the applicability of general principles of equity;

         (b) the execution, delivery and performance by the Guarantor of this Guaranty and all other documents contemplated hereby or thereby, do not and will not (i) conflict with or constitute a breach of, or default under, or require any consent under, or result in the creation of any lien, charge or encumbrance upon the property or assets of the Guarantor pursuant to any other agreement or instrument (other than any pledge of or security interest granted in any collateral pursuant to any facility Document) to which the Guarantor is a party or is bound or by which its properties may be bound or affected; or (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Federal Reserve Board), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Guarantor;

         (c) no consent, approval or authorization of, or registration declaration or filing with, any governmental authority or other person or entity is required as a condition to or in connection with the due and valid execution, delivery and performance by the Guarantor of this Guaranty;

         (d) there are no actions, suits, investigations or proceedings pending or threatened at law, in equity, in arbitration or by or before any other authority involving or affecting: (i) the Guarantor that, if adversely determined, are likely to have a material adverse effect on the prospects or condition of the Guarantor; (ii) any material part of the assets or properties of the Guarantor or any part of the collateral (if any) under any facility Document; or (iii) any of the transactions contemplated in this Guaranty. There are currently no material judgments entered against the Guarantor and the Guarantor is not in default with respect to any judgment, writ, injunction, order, decree or consent of any court or other judicial authority, which default is likely to have or has had a material adverse effect on the prospects or condition of the Guarantor,

         (e) in the event that the Guarantor is a partnership, limited liability partnership, corporation or limited liability company, the Guarantor also represents and warrants (i) that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) that it has all requisite power and authority to execute, deliver and perform its obligations under this Guaranty, and (iii) that the execution, delivery and performance of this

Guaranty is in furtherance of its organizational purposes, and has been presented to and approved by its partners, directors, shareholders or members, as applicable; and

         (f) in the event that the Guarantor is a trust, the Guarantor also represents and warrants that (i) it is a duly constituted and validly existing trust, (ii) the Guarantor has delivered to the Bank a true, complex and accurate copy of the agreement pursuant to which it has been organized and all amendments and modifications thereto, and (iii) the trustees of the Guarantor signing this Guaranty have the legal capacity and full power and authority to execute, deliver, and perform their obligations under, and to bind the Guarantor to perform its obligations under, this Guaranty, and to execute and deliver any and all documents and inst invents in connection herewith,

         Remedies Generally. The rights, powers and remedies granted to the Bank in this Guaranty are cumulative and in addition to any rights, powers and remedies to which the Bank may be entitled either by operation of law or pursuant to any other document or instrument delivered or from time to time to be delivered to the Bank in connection with the Facilities.

         Setoff. The Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Guarantor at any of the Bank's offices, in U.S. dollars or in any other currency, against any amount payable by the Guarantor under this Guaranty which is not paid when due (regardless of whether such balances are then due to the Guarantor), in which case it shall promptly notify the Guarantor thereof; provided that the Bank's failure to give such notice shall not affect the validity thereof.

         Formalities. The Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guaranty or incurrence of any Liability and any other formality with respect to any of the Liabilities or this Guaranty,

         Amendments and Waivers. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor there from, shall be effective unless it is in writing and signed by the Bank, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Bank to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.

         Expenses. The Guarantor shall reimburse the Bank on demand for all costs, expenses and charges (including without limitation fees and charges of external legal counsel for the Bank and costs allocated by its internal legal department) incurred by the Bank in connection with the preparation, performance or enforcement of this Guaranty. The obligations of the Guarantor under this Section shall survive the termination of this Guaranty.

         Assignment. This Guaranty shall immediately be binding on, and shall inure to the benefit of its Guarantor, the Bank, and their respective heirs, successors and assigns; provided that the Guarantor may not assign or transfer its rights or obligations under this Guaranty.

         Captions. The headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction of this Guaranty.

         Governing Law, Etc. THIS GUARANTY SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE GUARANTOR CONSENTS TO THE NONEXCLUSIVE JURISDTCTION AND VENUE OF THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK. SERVICE OF PROCESS BY THE BANK IN CONNECTION WITH ANY SUCH DISPUTE SHALL BE BINDING ON THE GUARANTOR IF SENT TO THE GUARANTOR BY REGISTERED MAIL AT THE ADDRESS SPECIFIED BELOW OR AS OTHERWISE SPECIFIED BY THE GUARANTOR FROM TIME TO TIME. THE GUARANTOR WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY SUCH ACTION. TO THE EXTENT THAT THE GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AM OF EXECUTION OF A JUDGMENT, EXECUTION OR WISE), THE GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

         Waiver of Jury Trial THE GUARANTOR AND THE BANK EACH WAIVE ANY RIGHT IT MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS GUARANTY OR THE TRANSACITONS CONTEMPLATED HEREBY. IN ANY ACTION, THE GUARANTOR WAIVES THE RIGHT TO INTERPOSE ANY DEFENSE BASED UPON ANY STATUTE OF LIMITATIONS OR ANY CLAM OF DELAY BY THE BANK AND ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION.

                      IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered as of the date first above written.

Address for notices to the Bank:

JPMorgan Chase Bank
345 Park Avenue
New York, New York 10154-1002
Attn: Thomas Clarke
Telecopier: 212-464-2531
Telcpbone: 212-464-0423

By: /s/ JAMES E. KSANSNAK
    ---------------------

James E. Ksansnak
 ____________________________
 ____________________________
Address for notices:
 ____________________________
Telecopier

Telephones